Exhibit 99.1

BIOLASE REPORTS 2018 second QUARTER RESULTS

Southern California Market Initiative Showing Early Signs of Success as

Core Laser Revenue in the Region Increased Almost 200% from Prior-Year Quarter

IRVINE, CA (August 8, 2018) - BIOLASE, Inc. (NASDAQ:BIOL), the global leader in dental lasers, today reported its financial results for its second quarter and six months ended June 30, 2018.

Worldwide net revenue for the 2018 second quarter was $12.2 million compared to $12.6 million for the year-ago period, which included revenue from a large one-time purchase of non-core imaging products. Excluding the revenue from the one-time 2017 second quarter purchase of non-core imaging products, revenue from the Company’s core laser-related products in the second quarter of 2018 increased 1% quarter over quarter. Worldwide revenue for this year’s second quarter was up sequentially more than 21% from the first quarter of this year.  Net revenue from all-tissue lasers in the Southern California Market Initiative area increased nearly 200% from the second quarter of 2017.

BIOLASE continued to make progress in several key areas. The Company continued its strategy of increasing its focus on obtaining new customers, which resulted in new customers in direct markets buying more than 66% of the all-tissue laser systems sold during the second quarter of 2018. The average of new customers sold during the last four quarters is now nearly 75%, which is a meaningful improvement compared to 2016, when less than half of the Company’s sales were made to new customers.

Executive Vice President and Chief Financial Officer John Beaver said, “I am very pleased to report that, thanks to the superior efforts and total engagement of our employees, we had an encouraging second quarter, especially in our core business of lasers, consumables and services. I am also very happy with the 21 percent sequential increase in worldwide revenue from the first quarter of this year. We believe this is evidence of the momentum and growth we are building in all-tissue laser sales, new customers and consumables.”

2018 Second Quarter Highlights Include:

•	Worldwide revenue was $12.2 million compared to $12.6 million in the second quarter of 2017, which included the large one-time purchase of non-core imaging products
•

Employee engagement and participation in improving BIOLASE performance increased significantly helping to generate increases in enthusiasm and momentum company-wide, helping to drive a 3X increase in laser revenue in the Southern California market

•	International revenue increased 13% to $5.0 million from the second quarter of 2017 driven by an increase of 7% in the Company’s core dental laser business
•	U.S. Waterlase Express™ placements increased 10% compared to the second quarter of 2017
•	Worldwide Waterlase placements increased 5% compared to the second quarter of 2017
•

Consumables and other revenue increased by 12% from the 2017 second quarter, driven by a 6% increase in the U.S. and a 23% increase internationally due in large part to the Company’s successful efforts in attracting new customers

•	Appointed veteran dental industry executives Garrett Sato and Todd A. Norbe and senior financial executive Jess Roper to the Board
•	Effected a 1 for 5 reverse stock split on May 10, 2018, and on May 30, the Company announced it had met the minimum bid price requirement for continued listing on the Nasdaq Capital Market
•	Subsequent to June 30, 2018:
o	Named Todd A. Norbe BIOLASE President and Chief Executive Officer on August 7, 2018
o	Promoted John Beaver to Executive Vice President and Chief Financial Officer on August 7, 2018

BIOLASE Reports 2018 Second Quarter Results

“Importantly, we are gaining traction and momentum in our Southern California-focused sales, marketing and training initiative, what we call our ‘Model Market Initiative’,” Mr. Beaver added.  “We are seeing significant increases in both adoption and utilization of lasers in that initiative, and we will be rolling out the Model Market initiative in another major metropolitan area in the fourth quarter of this year. We believe these are good indicators of progress and improved financial results in the future. We have developed what we believe is a blueprint that can improve sales, service and overall laser dentistry awareness in our focus areas and look forward to expanding these efforts in the near future.”

“What is most encouraging is we are continuing to attract new customers,” Mr. Beaver said. “One of our strategic goals is to build our customer base and increase the utilization of our products to drive recurring higher margin consumables revenues. Due in large part to our success in attracting new customers, consumables and other revenue increased by 12 percent, driven by a 6 percent increase in the U.S. and a 23 percent increase internationally.”

Chairman of the Board Jonathan T. Lord, M.D. noted that the Southern California Market Initiative is generating increasing sales momentum and demonstrating the promise of minimally-invasive laser technology in the evolving dental industry.

“The focus of this company is making all tissue lasers the standard of care in dentistry,” Dr. Lord said.  “We are extremely pleased with the improvement in sales of our Waterlase family of all tissue lasers in our Model Market (Southern California) and the parallel increase in utilization of consumables.”

2018 Second Quarter and Six-Month Financial Results

Net Revenue.  Excluding revenue from a large one-time study club purchase of non-core imaging products in last year’s second quarter, the worldwide net revenue of $12.2 million for the 2018 second quarter increased 1% year from the 2017 second quarter.

Including the large one-time study club purchase of non-core imaging products in the 2017 second quarter, the net revenue for the second quarter of 2018 of $12.2 million, decreased 4% compared to net revenue of $12.6 million for the second quarter of 2017.

Net revenue for the six months ended June 30, 2018 was $22.2 million, a year-over-year decrease of 6% as compared to net revenue of $23.5 million for the six months ended June 30, 2017, which benefited from the large one-time study club purchase of non-core imaging products.

Gross Profit. Gross profit as a percentage of revenue for the second quarter of 2018 was 35%, compared to 37% in the second quarter of 2017. Gross profit as a percentage of revenue for the six months ended June 30, 2018 was 33%, compared to 37% for the six months ended June 30, 2017. The decline in gross profit as a percentage of revenue for the second quarter and first of half of 2018, was mainly attributable to unabsorbed fixed costs due to lower revenue. Gross profit typically fluctuates with product and regional mix, selling prices, product costs and revenue levels.

Operating Expenses. Total operating expenses for the second quarter of 2018 were $9.0 million, compared to $9.2 million for the second quarter of 2017. Sales and marketing expenses increased by $0.1 million, primarily due payroll and consulting-related expenses. General and administrative expenses increased by $0.1 million, primarily because of increased legal fees. Engineering and development expenses decreased by $0.4 million, primarily due to decreased operating supplies and a decrease in payroll and consulting-related expenses.

Total operating expenses for the first half of 2018 were $17.2 million, the same as operating expenses for the first half of 2017. Sales and marketing expenses decreased by $0.2 million, primarily due to decreases in convention-related expenses. General and administrative expenses increased by $0.8 million, primarily due to increases in payroll and consulting expenses and an increase in legal fees. Engineering and development expenses decreased by $0.6 million, primarily due to a decrease in operating supplies and payroll and consulting-related expenses.

Net Loss. Net loss for the second quarter of 2018 was $4.9 million, or a $0.24 loss per share, compared to a net loss of $4.3 million, or a $0.32 loss per share, for the second quarter of 2017. The $0.6 million increase in net loss in the second quarter of 2018 was primarily attributable to a $0.4 million negative impact on the effect of foreign currency

BIOLASE Reports 2018 Second Quarter Results

transactions. Net loss attributable to common shareholders for the second quarter of 2017, which includes a deemed dividend on convertible preferred stock of $4.0 million, was $8.3 million, or a $0.61 loss per share.

Net loss for the first half of 2018 was $9.9 million, or a $0.48 loss per share, compared to a net loss of $8.4 million, or a loss of $0.62 per share, for the first half of 2017. The $1.6 million increase in net loss in the first half of 2018 was primarily attributable to reduction in gross profit of $1.3 million, and a $0.2 million decrease in gains on foreign currency transactions. Net loss attributable to common shareholders for the first half of 2017, which includes a deemed dividend on convertible preferred stock of $4.0 million, was $12.4 million, or a $0.91 loss per share.

The “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” table at the end of this news release provides the details of the Company’s non-GAAP disclosures and the reconciliation of GAAP net loss and net loss per share to the Company’s non-GAAP net loss and net loss per share.

The non-GAAP net loss for the second quarter of 2018 totaled $4.1 million, or a loss of $0.20 per share, compared with a non-GAAP net loss of $3.2 million, or a loss of $0.24 per share, during the second quarter of 2017. The non-GAAP net loss for the first half of 2018 totaled $8.1 million, or a loss of $0.40 per share, compared with a non-GAAP net loss of $6.6 million, or a loss of $0.49 per share, during the first half of 2017.

Liquidity and Capital Resources

As of June 30, 2018, BIOLASE had approximately $14.4 million in working capital. Cash and restricted cash totaled $3.1 million on June 30, 2018, as compared to $11.9 million on December 31, 2017. Net accounts receivable totaled $10.4 million on June 30, 2018, as compared to $10.1 million at December 31, 2017.

Conference Call
As previously announced, BIOLASE will host a conference call today at 4:30 p.m. Eastern Time to discuss its operating results for the first quarter ended June 30, 2018, and to answer questions. To listen to the conference call live via telephone, dial 1-877-407-4019 from the U.S. or, for international callers, dial 1-201-689-8337, approximately 10 minutes before the start time. To listen to the conference call live via the Internet, visit the Investors section of the BIOLASE website at www.biolase.com.

About BIOLASE, Inc.

BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including three-dimensional CAD/CAM intra-oral scanners and digital dentistry software. BIOLASE’s products advance the practice of dentistry and medicine for patients and healthcare professionals. BIOLASE’s proprietary laser products incorporate approximately 244 patented and 74 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times.  BIOLASE’s innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients.  BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment.  BIOLASE has sold over 37,600 laser systems to date in over 90 countries around the world.  Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase iPlus®, Waterlase Express™, and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE®, Waterlase® and Waterlase iPlus® are registered trademarks of BIOLASE, Inc.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements, as that term is defined in the Private Litigation Reform Act of 1995, that involve significant risks and uncertainties, including statements regarding the marketing campaign in Southern California to expand outside Southern California. Forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,”

BIOLASE Reports 2018 Second Quarter Results

“should,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors.  These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that are described in the “Risk Factors” section of BIOLASE’s annual report on Form 10-K filed with the Securities and Exchange Commission. Except as required by law, BIOLASE does not undertake any responsibility to revise or update any forward-looking statements.

For further information, please contact:

BIOLASE, Inc.DresnerAllenCaron

John R. BeaverRene Caron (Investors)

Executive Vice President and Chief Financial Officerrcaron@dresnerallencaron.com

jbeaver@biolase.com 949-474-4300 (office)

888-424-6527949-813-6945 (mobile)

Len Hall (Financial Media)

lhall@dresnerallencaron.com

949-474-4300 (office)

949-280-0413 (mobile)

BIOLASE Reports 2018 Second Quarter Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Products and services revenue	$12,151	$12,580	$22,168	$23,422
License fees and royalty revenue	3	32	6	64
Net revenue	12,154	12,612	22,174	23,486
Cost of revenue	7,846	7,908	14,833	14,829
Gross profit	4,308	4,704	7,341	8,657
Operating expenses:
Sales and marketing	4,657	4,534	8,548	8,718
General and administrative	2,969	2,840	6,006	5,256
Engineering and development	1,361	1,810	2,650	3,239
Total operating expenses	8,987	9,184	17,204	17,213
Loss from operations	(4,679)	(4,480)	(9,863)	(8,556)
Gain (loss) on foreign currency transactions	(187)	217	20	216
Interest expense (income), net	(35)	10	(47)	19
Non-operating income (loss), net	(222)	227	(27)	235
Loss before income tax provision	(4,901)	(4,253)	(9,890)	(8,321)
Income tax provision	10	36	42	76
Net loss	$(4,911)	$(4,289)	$(9,932)	$(8,397)
Deemed dividend on convertible preferred stock	—	(3,978)	-	(3,978)
Net loss attributable to common stockholders	$(4,911)	$(8,267)	$(9,932)	$(12,375)

Net loss per share:
Basic	$(0.24)	$(0.61)	$(0.48)	$(0.91)
Diluted	$(0.24)	$(0.61)	$(0.48)	$(0.91)
Shares used in the calculation of net loss per share:
Basic	20,538	13,561	20,504	13,539
Diluted	20,538	13,561	20,504	13,539

BIOLASE Reports 2018 Second Quarter Results

BIOLASE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands except share and per share data)

	June 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$2,895	$11,645
Restricted cash equivalent	251	251
Accounts receivable, less allowance of $1,004 in 2018 and $802 in 2017	10,399	10,124
Inventory, net	14,008	12,298
Prepaid expenses and other current assets	1,602	1,732
Total current assets	29,155	36,050
Property, plant and equipment, net	3,164	3,674
Goodwill	2,926	2,926
Other assets	404	334
Total assets	$35,649	$42,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,932	$5,109
Accrued liabilities	5,575	5,609
Customer deposits	15	27
Deferred revenue, current portion	2,212	2,625
Total current liabilities	14,734	13,370
Deferred income taxes, net	106	104
Deferred revenue, long-term	6	11
Loan payable, long-term	80	—
Warranty accrual, long-term	221	70
Other liabilities, long-term	112	169
Total liabilities	15,259	13,724
Stockholders’ equity:
Preferred stock, par value $0.001 per share	—	—
Common stock, par value $0.001 per share	20	20
Additional paid-in capital	226,089	224,992
Accumulated other comprehensive loss	(610)	(576)
Accumulated deficit	(205,109)	(195,176)
Total stockholders’ equity	20,390	29,260
Total liabilities and stockholders’ equity	$35,649	$42,984

BIOLASE Reports 2018 Second Quarter Results

BIOLASE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Six Months Ended June,
	2018	2017
Cash Flows from Operating Activities:
Net loss	$(9,932)	$(8,397)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation and amortization	509	577
Provision for bad debts, net	230	55
Provision for inventory excess and obsolescence	59	225
Amortization of discounts on lines of credit	17	—
Amortization of debt issuance costs	25	—
Stock-based compensation	1,258	1,140
Deferred income taxes	2	30
Earned interest income, net	(1)	(19)
Changes in operating assets and liabilities:
Accounts receivable	(504)	(55)
Inventory	(1,769)	(1,894)
Prepaid expenses and other current assets	105	433
Customer deposits	(12)	24
Accounts payable and accrued liabilities	2,086	(2,673)
Deferred revenue	(418)	(353)
Net cash and cash equivalents used in operating activities	(8,345)	(10,907)
Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	(110)	(637)
Net cash and cash equivalents used in investing activities	(110)	(637)
Cash Flows from Financing Activities:
Principal payments under capital lease obligation	(46)	(86)
Borrowings under lines of credit	1,823	—
Payments under lines of credit	(1,823)	—
Payments of debt issue costs	(87)	—
Proceeds from equity offering costs	—	10,457
Payments of equity offering costs	(138)	—
Proceeds from exercise of stock options	2	3
Net cash and cash equivalents provided by (used in) financing activities	(269)	10,374
Effect of exchange rate changes	(26)	162
Increase (decrease) in cash, cash equivalents and restricted cash	(8,750)	(1,008)
Cash, cash equivalents and restricted cash, beginning of period	11,896	9,175
Cash, cash equivalents and restricted, end of period	$3,146	$8,167
Supplemental cash flow disclosure - Cash Paid:
Interest paid	$—	$1
Income taxes paid	15	137
Supplemental cash flow disclosure - Non-cash:
Accrued capital expenditures	$—	$158

Non-GAAP Disclosure

In addition to the financial information prepared in conformity with generally accepted accounting principles in the United States (“GAAP”), this press release includes certain historical non-GAAP financial information.  Management believes that these non-GAAP financial measures assist investors in making comparisons of period-to-period operating results and that, in some respects, these non-GAAP financial measures are more indicative of the Company’s ongoing core operating performance than their GAAP equivalents.

Non-GAAP net loss is defined as net loss before interest, taxes, depreciation and amortization, and stock-based compensation.  Management uses non-GAAP net loss in its evaluation of the Company’s core results of operations and trends between fiscal periods and believes that these measures are important components of its internal performance measurement process. Therefore, investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Further, the non-GAAP financial measures presented by the Company may be different from similarly named non-GAAP financial measures used by other companies.

BIOLASE, INC.
Reconciliation of GAAP Net Loss to Non-GAAP Net Loss
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
GAAP net loss attributable to common stockholders	$(4,911)	$(8,267)	$(9,932)	$(12,375)
Deemed dividend on convertible preferred stock	—	3,978	—	3,978
GAAP net loss	$(4,911)	$(4,289)	$(9,932)	$(8,397)
Adjustments:
Interest expense (income), net	35	(10)	47	(19)
Income tax provision	10	36	42	76
Depreciation and amortization expense	246	287	509	577
Stock-based compensation	557	761	1,258	1,140
Non-GAAP net loss	$(4,063)	$(3,215)	$(8,076)	$(6,623)

GAAP net loss attributable to common stockholders per share, basic and diluted	$(0.24)	$(0.61)	$(0.48)	$(0.91)
Deemed dividend on convertible preferred stock	—	0.29	—	0.29
GAAP net loss per share, basic and diluted	$(0.24)	$(0.32)	$(0.48)	$(0.62)
Adjustments:
Interest income, net	—	—	—	—
Income tax (benefit) provision	—	—	—	0
Depreciation and amortization expense	0.01	0.02	0.02	0.04
Stock-based compensation	0.03	0.06	0.06	0.08
Non-GAAP net loss per share, basic and diluted	$(0.20)	$(0.24)	$(0.40)	$(0.49)